UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

CANCERVAX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2110 Rutherford Road, Carlsbad, CA	92008
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement and Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

Item 1.01. Entry into a Material Definitive Agreement and Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

     On December 23, 2004, CancerVax Corporation (the “Company”) entered into a loan and security agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). Under the terms of the Loan Agreement, the Company is allowed to borrow, from time to time, up to $18 million on or before December 31, 2005. At the Company’s option, the interest rate on the amounts borrowed by the Company is either variable or fixed. The variable interest rate is equal to the greater of SVB’s prime rate and 4.75% (though the Company has the option of subsequently fixing the interest rate of such variable rate loans at a rate equal to the greater of SVB’s prime rate plus 1.25% and 6.00%). The fixed interest rate is equal to the greater of the 4-year U.S. Treasury note rate plus 2.86% and 6.00%. The outstanding amounts under the Loan Agreement are generally payable on a monthly basis over the four-year period commencing on January 31, 2006, such that all outstanding amounts under the Loan Agreement will become paid on or before the final maturity date of December 31, 2009. As of the date hereof, the Company has borrowed approximately $6.2 million under the Loan Agreement.

     The Company has granted SVB a first priority security interest in substantially all of the Company’s assets, excluding the Company’s intellectual property, to secure the Company’s obligations under the Loan Agreement. The Loan Agreement contains various customary representation and warranties of the Company as well as customary affirmative and negative covenants, including, without limitation, financial reporting, limitation on liens, limitations on the occurrence of future indebtedness, maintenance of a minimum amount of cash in deposits accounts of SVB or in the accounts of affiliates of SVB (in an amount at least equal to the outstanding principal amount borrowed under the Loan Agreement), limitations on mergers and other consolidations, limitations on dividends, limitations on investments and limitations on transactions with affiliates. In addition, the Company is generally obligated to maintain, as of the last day of each quarter, cash and cash equivalents in an amount at least equal to the greater of (i) the quarterly cash burn of the Company multiplied by 2 or (ii) the then outstanding principal amount of the obligations under the Loan Agreement multiplied by 1.5. In the event that the Company breaches this financial covenant, it is obligated to pledge and deliver to SVB a certificate of deposit in an amount equal to the aggregate outstanding principal amount of the obligations under the Loan Agreement.

     The Loan Agreement contains certain customary events of default, including, among others, non-payment of principal and interest, violation of covenants, cross defaults, the occurrence of a material adverse change in the Company’s ability to satisfy its obligations under the Loan Agreement or with respect to SVB’s security interest in the Company’s assets and in the event the Company is involved in certain insolvency proceedings. Upon the occurrence of an event of default, SVB is entitled to, among other things, accelerate all obligations of the Company and sell the Company’s assets to satisfy the Company’s obligations under the Loan Agreement. In addition, in an event of default, the outstanding obligations of the Company will accrue interest at a rate of 2.00% above the rate effective immediately prior to the event of default.

     The Company intends to use the proceeds from the Loan Agreement primarily to construct and equip an additional production suite in its existing manufacturing facility, and to create additional warehouse and laboratory space to support the manufacture of Canvaxin™, the Company’s lead product candidate, which is being studied in two, international, Phase 3 clinical trials for the treatment of patients with Stage III or Stage IV, or advanced-stage, melanoma. In addition, the Company used approximately $1.3 million of the funds to repay all of its outstanding obligations to Venture Lending & Leasing III, Inc., who previously provided the Company with equipment and other financing.

     The Loan Agreement is attached hereto as Exhibit 10.1 and the text of the press release announcing this transaction is attached hereto as Exhibit 99.1. The forgoing summary and the text of the press release are qualified by reference to the Loan Agreement, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Loan and Security Agreement, dated December 23, 2004, entered into between the Company and Silicon Valley Bank.

10.2	Third Amendment to Lease, entered into as of November 14, 2003, between CA-Marina Business Center Limited Partnership and the Company.

99.1	Press release dated December 28, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANCERVAX CORPORATION

Date: December 29, 2004

	By:	/s/ David F. Hale

Name: David F. Hale
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Loan and Security Agreement, dated December 23, 2004, entered into between the Company and Silicon Valley Bank.

10.2	Third Amendment to Lease, entered into as of November 14, 2003, between CA-Marina Business Center Limited Partnership and the Company.

99.1	Press release dated December 28, 2004.